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                                     TRIMAS
                                   EXHIBIT 12
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                                   Three Months      Three Months
                                                                                       ended            ended
                                                                                     3/30/2003        3/31/2002
                                                                                     ---------        ---------
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES:
     Income (loss) from continuing operations before income taxes ................... $(12,100)         $ 5,460
     Deduct equity in undistributed earnings of less-than-fifty-percent
        owned companies .............................................................       --               --
     Fixed charges ..................................................................   16,950           17,886
     Deduct capitalized interest ....................................................       --              (26)
     Depreciation of fixed charges ..................................................       20                3
     Estimated interest factor for rentals ..........................................       --               --
                                                                                     ---------        ---------
     Earnings before income taxes and fixed charges .................................  $ 4,870          $23,323
                                                                                     =========        =========
FIXED CHARGES:
     Interest on indebtedness, net ..................................................   16,040           17,400
     Capitalized interest ...........................................................       --               26
     Estimated interest factor for rentals ..........................................      910              460
                                                                                     ---------        ---------
         Total fixed charges ........................................................   16,950          $17,886
                                                                                     ---------        ---------
     Total fixed charges ............................................................$  16,950          $17,886
                                                                                     =========        =========
RATIO OF EARNINGS TO FIXED CHARGES ..................................................      0.3              1.3
                                                                                     =========        =========

                                                                          For the Years Ended December 31,
                                                       -------------------------------------------------------------------
                                                                                One        Eleven
                                                                               Month       Months
                                                                               ended       ended
                                                         2002      2001       12/31/00    11/28/00      1999      1998(1)
                                                         ----      ----       --------    --------      ----      -------
EARNINGS (LOSS) BEFORE INCOME TAXES AND FIXED CHARGES:
     Income (loss) from continuing
         operations before income taxes ..............$  3,120    $(9,450)    $(5,250)    $42,190     $65,000     $49,910
     Deduct equity in undistributed earnings of
        less-than-fifty-percent owned companies ......      --         --          --          --          --          --
     Fixed charges ...................................  62,360     74,934       5,140      57,545      57,820      60,950
     Deduct capitalized interest .....................     (30)      (114)         --        (315)       (700)         --
     Depreciation of fixed charges ...................      20          6          --         141          55          --
     Estimated interest factor for rentals ...........      --         --          --          --          --          --
                                                       -------    -------     -------     -------    --------    --------
     Earnings (loss) before income taxes
         and fixed charges ...........................  65,470    $65,376     $  (110)    $99,561    $122,175    $110,860
                                                       =======    =======     =======     =======    ========    ========
FIXED CHARGES:
     Interest on indebtedness, net ...................  60,010     73,130       5,000      55,390      55,380      59,350
     Capitalized interest ............................      30        114          --         315         700          --
     Estimated interest factor for rentals ...........   2,320      1,690         140       1,840       1,740       1,600
                                                       -------    -------     -------     -------    --------    --------
            Total fixed charges ......................  62,360     74,934       5,140      57,545      57,820      60,950
                                                       -------    -------     -------     -------    --------    --------
     Total fixed charges ............................. $62,360    $74,934     $ 5,140     $57,545    $ 57,820    $ 60,950
                                                       =======    =======     =======     =======    ========    ========
RATIO OF EARNINGS TO FIXED CHARGES ...................     1.0        0.9(2)    (0.02)(2)    1.7          2.1        1.8
                                                       =======    =======     =======     =======    ========    ========

Notes (1) Metaldyne acquired TriMas in January 1998. Financial results for the
          21 days prior to Metaldyne's acquisition have not been included because the results were determined on a different accounting basis.

      (2) For the period ended December 31, 2000, and year ended December 31, 2001, additional earnings of $5.3 million and $9.6 million, respectively, would have been required to make the ratio 1.0x.